Exhibit 99.1

Zai Lab Announces Fourth Quarter and Full Year 2025
Financial Results and Recent Corporate Updates
–Total revenues grew 17% y-o-y to $127.6 million for the fourth quarter of 2025 and 15% y-o-y to $460.2 million for the full-year 2025
–Zocilurtatug pelitecan (zoci) on track to become Zai Lab’s first global oncology launch, with three registration-enabling studies across 2L+ SCLC, 1L SCLC, and extrapulmonary NECs by the end of 2026
–Advancing a differentiated global pipeline, including ZL-1503 (IL-13/IL-31Rα), ZL-6201 (LRRC15 ADC), ZL-1222 (PD-1/IL-12) and ZL-1311 (MUC17/CD3 TCE)
–Key regional programs continue to advance, with KarXT approved in China and commercial launch preparations underway; pivotal data readouts for povetacicept in IgAN and elegrobart in TED expected in 2026

Conference call and webcast today, February 26, 2026, at 8:00 a.m. ET (9:00 p.m. HKT)
SHANGHAI & CAMBRIDGE, Mass., February 26, 2026 -- Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688) today announced financial results for the fourth quarter and full-year 2025, along with recent product highlights and corporate updates.
“2025 was a year of disciplined execution across both engines of our business with significant advancement across our global innovation pipeline and steady progress in our commercial business,” said Dr. Samantha Du, Founder, Chairperson and Chief Executive Officer of Zai Lab. “We accelerated multiple global programs, including the rapid progression of zoci into pivotal development, enabled by our integrated U.S./China infrastructure which allows us to operate with speed and capital efficiency. In 2026, our focus is on executing against important catalysts – advancing late-stage immunology and oncology programs while preparing for the next wave of commercial growth. Together, these efforts mark an important step in Zai Lab’s continued evolution into a global biopharma leader.”
“KarXT represents a significant new growth driver for Zai Lab, and its recent inclusion in a national expert consensus underscores the growing recognition of its novel mechanism and potential to meaningfully impact patients living with schizophrenia,” said Josh Smiley, President and Chief Operating Officer of Zai Lab. “We are strengthening the VYVGART franchise by expanding hospital coverage and supporting longer treatment persistence. Concurrently, we are preparing for the potential approvals of TIVDAK, which would further strengthen our women’s health franchise, and TTFields in pancreatic cancer. Looking beyond 2026, the combination of new launches, potential label expansions and advancing global programs, positions us for multi-year growth and continued financial improvement.”

Fourth Quarter and Full-Year 2025 Financial Results
•Total revenue was $127.6 million in the fourth quarter of 2025 and $460.2 million for the full-year 2025. Product revenue, net was $127.1 million in the fourth quarter of 2025, compared to $108.5 million for the same period in 2024, representing 17% y-o-y growth and 16% at constant exchange rate (CER); and was $457.2 million in full-year 2025, compared to $397.6 million for the same period in 2024, representing 15% y-o-y growth and 16% y-o-y growth at CER. This increase was primarily due to higher revenue for XACDURO and NUZYRA.
–ZEJULA was $56.0 million in the fourth quarter of 2025, an increase of 16% y-o-y from $48.4 million; and was $189.0 million in full-year 2025, compared to $187.1 million for the same period in 2024. ZEJULA continued to be the leading PARP inhibitor in hospital sales for ovarian cancer despite evolving competitive dynamics within the PARPi class in mainland China.
–VYVGART and VYVGART Hytrulo were $21.9 million in the fourth quarter of 2025 which includes a $5.6 million rebate for VYVGART related to the National Reimbursement Drug List (NRDL) renewal, compared to $30.0 million for the same period in 2024; and was $94.2 million in full-year 2025, compared to $93.6 million for the same period in 2024.
–XACDURO, which was launched in the fourth quarter of 2024, was $10.7 million in the fourth quarter of 2025, an increase of 225% y-o-y from $3.3 million; and was $22.9 million in full-year 2025, an increase of 593% y-o-y from $3.3 million. Growth was driven by strong patient demand and expanding hospital adoption but was partially constrained by supply limitations during the year.
–NUZYRA was $16.0 million in the fourth quarter of 2025, an increase of 45% y-o-y from $11.0 million; and was $60.8 million in full-year 2025, an increase of 41% y-o-y from $43.2 million. This growth was supported by increased market coverage and penetration.
•Research and Development (R&D) expenses were $61.6 million in the fourth quarter of 2025, compared to $52.3 million for the same period in 2024, and $220.9 million for full-year 2025, compared to $234.5 million for the same period in 2024. The fourth-quarter increase resulted from progress in clinical trials. The full year decline was primarily driven by lower personnel compensation due to strategic resource optimization.
•Selling, General and Administrative (SG&A) expenses were $73.0 million in the fourth quarter of 2025, compared to $82.6 million for the same period in 2024, and $277.6 million for full-year 2025, compared to $298.7 million for the same period in 2024. The decrease was primarily due to a reduction in general and administrative expenses due to strategic resource optimization.
•Loss from operations was $69.4 million and $229.4 million in the fourth quarter of 2025 and full-year 2025, respectively, and $49.6 million and $148.8 million, respectively, when adjusted to exclude non-cash expenses, including depreciation, amortization, and share-based compensation. Loss from operations was $67.9 million and $282.1 million in the fourth quarter of 2024 and full-year 2024, respectively. A reconciliation of loss from operations (GAAP) to adjusted loss from operations (non-GAAP) is included at the end of this release.
•Net loss was $50.4 million in the fourth quarter of 2025, or a loss per ordinary share attributable to common stockholders of $0.05 (or loss per American Deposit Share (ADS) of $0.46), compared to a net loss of $81.7 million for the same period in 2024 or a loss per ordinary share of $0.08 (or loss per ADS of $0.80). The net loss was $175.5 million for full-year 2025, or a loss per ordinary share attributable to common stockholders of $0.16 (or loss per ADS of $1.60), compared to a net loss of $257.1 million for full-year 2024, or a loss per ordinary share of $0.26 (or loss per ADS of $2.60). These decreases in net loss were primarily due to product revenue growing faster than net operating expenses and shift from foreign currency losses to foreign currency gains, offset by decreased interest income.
•Cash and cash equivalents, short-term investments and current restricted cash totaled $789.6 million as of December 31, 2025, compared to $879.7 million as of December 31, 2024.

2026 Strategic Priorities
Zai Lab will focus on the following strategic priorities in 2026 to drive near-term performance and long-term global value creation:
Advancing Differentiated Global Programs Across Oncology and Immunology
•Zocilurtatug pelitecan (zoci) (DLL3-targeting ADC): Advance three registration-enabling studies across 2L+ SCLC, 1L SCLC, and other neuroendocrine carcinomas (NECs) by the end of 2026. Three data readouts expected in 2026, including:
–2L+ SCLC: Updated global Phase 1 data highlighting intracranial response in patients with brain metastases.
–1L SCLC: Data from an ongoing Phase 1 combination study evaluating doublet and triplet regimens with a PD-L1 inhibitor, with or without chemotherapy; initiation of global Phase 1 study with novel combination.
–Extrapulmonary NECs: Data from the Phase 1b portion of the ongoing global Phase 1b/2 study.
•ZL-1503 (IL-13/IL-31Rα bispecific antibody): First-in-Human (FIH) data from the ongoing global Phase 1/1b study expected in the second half of 2026, paving the way for Phase 2 development in atopic dermatitis (AD).
•ZL-6201 (LRRC15-targeting ADC): Global Phase 1 ongoing.
•ZL-1222 (PD-1/IL-12 immunocytokine): Investigational New Drug (IND)-enabling studies expected to be completed in 2026.
•ZL-1311 (T-cell engager (TCE) targeting MUC17): IND submission expected by year end.
•Zai Lab is building capabilities in TCEs and exploring additional immunocytokines beyond IL-12, with further details to be provided throughout the year.
Commercial Execution and Key Near-Term Regional Launches to Drive Steady Growth
•VYVGART and VYVGART Hytrulo: Continue to increase patient utilization and duration of treatment in generalized myasthenia gravis (gMG) and chronic inflammatory demyelinating polyneuropathy (CIDP).
•KarXT: Planned commercial launch in the first half of 2026, supported by a targeted commercial strategy, physician education, real-world evidence generation, and preparation for potential NRDL inclusion in 2027.
•Povetacicept and elegrobart: Both have pivotal readouts in 2026 and are expected to further strengthen regional revenue growth in the near term.

Key Corporate Updates
Below are key corporate updates since our last earnings release:
•Business Development:
–We obtained the exclusive worldwide rights to develop and commercialize ZL‑1311, a next‑generation TCE targeting MUC17, which is a promising and druggable antigen overexpressed in up to ~50% of gastric and gastroesophageal junction cancers. This program represents Zai Lab’s first globally owned TCE and strategically expands our immuno‑oncology portfolio while leveraging our established expertise in GI cancers. ZL‑1311 is expected to enter global clinical development this year.
–We formed a strategic collaboration with SciClone Pharmaceuticals (SciClone) for AUGTYRO™ (repotrectinib), which was approved in mainland China for ROS1‑positive non‑small‑cell lung cancer in May 2024 and for NTRK‑positive solid tumors in January 2026. Through this collaboration, Zai Lab will leverage SciClone’s commercialization infrastructure to broaden access and accelerate the commercial rollout of this innovative therapy for patients in need across mainland China.
•NRDL Updates: In December 2025, Zai Lab announced the successful renewals of VYVGART (efgartigimod alfa injection) for gMG patients who are anti-acetylcholine receptor (AChR) antibody positive, NUZYRA (omadacycline) for community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infections (ABSSSI) and ZEJULA (niraparib) for platinum-sensitive, first-line and recurrent ovarian cancer patients in China’s NRDL.

Recent Pipeline Highlights
Below are key product candidate updates since our last earnings release:
Oncology Pipeline
•Zocilurtatug Pelitecan (zoci, DLL3 ADC):
–Second-Line+ ES-SCLC: The global Phase 3 study evaluating the efficacy and safety of zoci versus investigator’s choice therapy (topotecan, lurbinectedin, or amrubicin) in patients with relapsed SCLC is ongoing. This pivotal study plans to enroll approximately 480 patients in 2L SCLC or 3L post‑tarlatamab SCLC, with the majority of enrollment anticipated to be completed this year.
–Extrapulmonary NECs: In January 2026, Zai Lab dosed the first patient in the global Phase 2 portion of its ongoing Phase 1b/2 study in NECs. Zai Lab plans to present an initial data readout from the Phase 1b portion in the first half of 2026, complete enrollment for the Phase 2 portion, and advance the program into the registrational stage within the year.
•ZL-6201 (LRRC15 ADC): In January 2026, the FDA cleared the IND application for a global Phase 1 study in patients with sarcoma and potentially other LRRC15-positive solid tumors. The global Phase 1 study has been initiated.
•Tumor Treating Fields (TTFields): In February 2026, the FDA approved Optune Pax® for the treatment of adult patients with locally advanced pancreatic cancer concomitant with gemcitabine and nab-paclitaxel. It is the first treatment approved by the FDA for locally advanced pancreatic cancer in nearly 30 years. China’s NMPA granted Innovative Medical Device Designation for the treatment of pancreatic cancer in August 2025.
•AUGTYRO™ (repotrectinib, ROS1/TRK): In December 2025, China’s NMPA approved the supplemental New Drug Application (sNDA) for AUGTYRO™ (repotrectinib) for the treatment of adult patients with solid tumors harboring a neurotrophic tyrosine receptor kinase (NTRK) gene fusion.
Immunology, Neuroscience, and Infectious Disease Pipeline
•ZL-1503 (IL-13/IL-31Rα): In December 2025, Zai Lab dosed the first participant in a global Phase 1/1b study evaluating the safety, tolerability, pharmacokinetics, and efficacy of ZL-1503 for the treatment of AD. Zai Lab expects to report the first-in-human data from the global Phase 1 portion in the second half of 2026.
•VYVGART (FcRn):
–Ocular myasthenia gravis (oMG): Zai Lab partner argenx announced in February 2026 that the Phase 3 ADAPT OCULUS met its primary endpoint (p-value=0.012), demonstrating that patients living with oMG and treated with VYVGART demonstrated statistically significant improvement from baseline in Myasthenia Impairment Index (MGII) Patient Reported Outcome (PRO) ocular scores at Week 4 compared to placebo. In the overall population, mean change from baseline in patients treated with VYVGART was a 4.04 point improvement in MGII PRO versus a mean change of 1.99 MGII PRO score in patients treated with placebo. VYVGART was well tolerated and had a favorable safety profile in patients with oMG, consistent with prior studies. Zai Lab participated in the study in Greater China (mainland China, Hong Kong, Macau, and Taiwan, collectively).
–Seronegative generalized myasthenia gravis (sn-gMG): In January 2026, the FDA accepted for Priority Review a supplemental Biologics License Application (sBLA) for the treatment of adults with acetylcholine receptor antibody (AChR-Ab) sn-gMG, with a Prescription Drug User Fee Act (PDUFA) target action date of May 10, 2026. Zai Lab participated in the Phase 3 ADAPT SERON study in Greater China.
•KarXT (xanomeline and trospium chloride) (M1/M4-agonist): In December 2025, China’s NMPA approved the NDA for KarXT for the treatment of schizophrenia in adults. KarXT is the first schizophrenia therapy with a novel mechanism of action approved in more than 70 years, offering a fundamentally new approach to treating schizophrenia. The commercial launch in China is planned for the second quarter of 2026.
•Povetacicept (APRIL/BAFF): In December 2025, Zai Lab joined the global pivotal Phase 2/3 OLYMPUS study in primary membranous nephropathy (pMN) and dosed the first patient in mainland China. The FDA granted Fast Track and Orphan Drug designations for povetacicept in pMN, and the EMA has granted Priority Medicines (PRIME) designation.

•Elegrobart (anti-IGF-1R, subcutaneous): In December 2025, Zai Lab dosed the first patient in a registrational study in thyroid eye disease (TED) in mainland China. Partner Viridian plans to report topline results from two global registrational studies in patients with active TED and chronic TED in the first half of 2026.
Anticipated Major Milestones in 2026

Expected Clinical Developments and Data Readouts

Global Pipeline
Zocilurtatug Pelitecan (zoci, DLL3 ADC) (formerly ZL-1310)
•Second-Line+ ES-SCLC: Zai Lab to present updated data on intracranial activity from the ongoing Phase 1 study in the first half of 2026.
•First-Line ES-SCLC: Zai Lab to provide data readout from the Phase 1 study evaluating zoci combination therapy (with atezolizumab and/or chemotherapy) in the second half of 2026 and advance zoci into a registrational study in 2026 based on emerging data. Zai Lab also plans to initiate a Phase 1 study to explore zoci in a novel combination in the first half of 2026.
•Extrapulmonary NECs: Zai Lab to provide data readout from the global Phase 1b portion of the ongoing Phase 1b/2 study evaluating zoci in patients with selected solid tumors in the first half of 2026 and advance into registrational development in 2026.
ZL-1503 (IL-13/IL-31Rα)
•Zai Lab to provide the first-in-human data readout from the global Phase 1/1b study in 2026.

Regional Pipeline

Upcoming Potential NMPA Approvals
•Tisotumab Vedotin (Tissue Factor ADC) in recurrent or metastatic cervical cancer following progression on or after chemotherapy
•Tumor Treating Fields (TTFields) in locally advanced pancreatic cancer

Efgartigimod (FcRn)
•Myositis: Zai Lab partner argenx to provide topline results from the global Phase 2/3 ALKIVIA study evaluating autoimmune inflammatory myopathies (AIM or myositis) in the third quarter of 2026. Zai Lab participated in the study in Greater China.
Povetacicept (APRIL/BAFF)
•IgA Nephropathy (IgAN): Zai Lab partner Vertex remains on track to release interim analysis data of the global Phase 3 RAINIER study in the first half of 2026 and also complete the submission in the first half of 2026, if data from the interim analysis are supportive. The FDA has granted Breakthrough Therapy Designation for this indication.
•pMN: Zai Lab and partner Vertex plan to complete the Phase 2 portion of the global pivotal Phase 2/3 OLYMPUS study and initiate the Phase 3 portion in mid-2026.
Elegrobart (anti-IGF-1R, subcutaneous)
•Viridian to provide topline results from the global registrational REVEAL-1 study in active TED patients in the first quarter of 2026 and global registrational REVEAL-2 study in chronic TED in the second quarter of 2026. Zai Lab, through its license agreement with Zenas, obtained a sublicense to the Viridian anti-IGF-1R antibody and is proceeding with clinical development.

Conference Call and Webcast Information
Zai Lab will host a live conference call and webcast today, February 26, 2026, at 8:00 a.m. ET (9:00 p.m. HKT). Listeners may access the live webcast by visiting the Company’s website at http://ir.zailaboratory.com. Participants must register in advance of the conference call.

Details are as follows:

•Registration link for webcast (preferred): https://edge.media-server.com/mmc/p/ftt8dzjp
•Registration link for dial-in: https://register-conf.media-server.com/register/BI3888301d591947ae8d0ccb041164c8e6

All participants must use the link provided above to complete the online registration process in advance of the conference call. Dial-in details will be in the confirmation email which the participant will receive upon registering.
A replay will be available shortly after the call and can be accessed by visiting the Company’s website.
About Zai Lab
Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688) is an innovative, research-based, commercial-stage biopharmaceutical company based in China and the United States. We are focused on discovering, developing, and commercializing innovative products that address medical conditions with significant unmet needs in the areas of oncology, immunology, neuroscience, and infectious disease. Our goal is to leverage our competencies and resources to positively impact human health worldwide.
For additional information about Zai Lab, please visit www.zailaboratory.com or follow us at https://x.com/ZaiLab_Global.
Non-GAAP Measures
In addition to results presented in accordance with GAAP, we disclose growth rates that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars. We have also presented a measure of adjusted loss from operations that adjusts GAAP loss from operations to exclude the impact of certain non-cash expenses including depreciation, amortization, and share-based compensation, which we refer to as “profitability.” These adjusted growth rates and adjusted loss from operations are non-GAAP measures. We believe that these non-GAAP measures are important for an understanding of the performance of our business operations and financial results and provide investors with an additional perspective on operational trends and greater transparency into our historical and projected operating performance. Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.
Zai Lab Forward-Looking Statements
This press release contains certain forward-looking statements, including statements relating to our strategy and plans; potential of and expectations for our business, commercial products, and pipeline programs; our goals, objectives, and priorities and our expectations under our growth strategy (including our expectations regarding our commercial products and launches, clinical stage products, revenue growth, profitability, and cash flow); clinical development programs and related clinical trials; clinical trial data, data readouts, and presentations; risks and uncertainties associated with drug development and commercialization; regulatory discussions, submissions, filings, and approvals and the timing thereof; the potential benefits, safety, and efficacy of our products and product candidates and those of our collaboration partners; the anticipated benefits and potential of investments, collaborations, and business development activities; our profitability and timeline to profitability; our future financial and operating results; and financial guidance, including with respect to our capital allocation and investment strategy and our expected path to profitability. All statements, other than statements of historical fact, included in this press release are forward-looking statements, and can be identified by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “poised,” “positioned,” “possible,” “potential,” “will,” “would,” and other similar expressions. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees or assurances of future performance. Forward-looking statements are based on our expectations and assumptions as of the date of this press release and are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. We may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including but not limited to (1) our ability to successfully commercialize and generate revenue from our approved products; (2) our ability to obtain funding for our operations and business initiatives; (3) the results of our clinical and pre-clinical development of our product candidates; (4) the content and timing of decisions made by the relevant regulatory authorities regarding regulatory approvals of our product candidates; (5) risks related to doing business in China; and (6) other factors identified in our most recent annual and quarterly reports and in other reports we have filed with the U.S. Securities and Exchange Commission (SEC). We anticipate that subsequent events and developments will cause our expectations and assumptions to change, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Our SEC filings can be found on our website at www.zailaboratory.com and on the SEC’s website at www.SEC.gov.
For more information, please contact:
Investor Relations:
Christine Chiou / Cyan Liu
+1 (917) 886-6929 / +86 195 3130 8895
christine.chiou1@zailaboratory.com / cyan.liu@zailaboratory.com
Media:
Shaun Maccoun / Xiaoyu Chen
+1 (415) 317-7255 / +86 185 0015 5011
shaun.maccoun@zailaboratory.com / xiaoyu.chen@zailaboratory.com

Zai Lab Limited

Zai Lab Limited
Consolidated Balance Sheets
(in thousands of U.S. dollars (“$”), except for number of shares and per share data)

	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	679,573	449,667
Restricted cash, current	100,000	100,000
Short-term investments	10,000	330,000
Accounts receivable (net of allowance for credit losses of $31 and $25 as of December 31, 2025 and 2024, respectively)	106,116	85,178
Notes receivable	12,169	4,233
Inventories, net	74,745	39,875
Prepayments and other current assets	36,683	41,527
Total current assets	1,019,286	1,050,480
Restricted cash, non-current	1,116	1,114
Property and equipment, net	47,389	47,961
Operating lease right-of-use assets	19,152	21,496
Land use rights, net	2,853	2,907
Intangible assets, net	76,144	56,027
Deferred tax assets	3,390	—
Other non-current assets	3,054	5,768
Total assets	1,172,384	1,185,753
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	141,608	100,906
Current operating lease liabilities	6,344	8,048
Short-term debt	204,530	131,711
Other current liabilities	63,684	58,720
Total current liabilities	416,166	299,385
Deferred income	27,333	31,433
Non-current operating lease liabilities	13,385	13,712
Other non-current liabilities	—	325
Total liabilities	456,884	344,855
Commitments and contingencies
Shareholders’ equity
Ordinary shares (par value of $0.000006 per share; 5,000,000,000 shares authorized; 1,113,822,550 and 1,082,614,740 shares issued as of December 31, 2025 and 2024, respectively; 1,106,389,340 and 1,077,702,540 shares outstanding as of December 31, 2025 and 2024, respectively)	7	7
Additional paid-in capital	3,343,469	3,264,295
Accumulated deficit	(2,628,620)	(2,453,083)
Accumulated other comprehensive income	29,697	50,515
Treasury stock (at cost 7,433,210 and 4,912,200 shares as of December 31, 2025 and 2024, respectively)	(29,053)	(20,836)
Total shareholders’ equity	715,500	840,898
Total liabilities and shareholders’ equity	1,172,384	1,185,753

Zai Lab Limited
Consolidated Statements of Operations
(unaudited for the three months ended December 31, 2025 and 2024)
(in thousands of $, except for number of shares and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues
Product revenue, net	127,087	108,512	457,182	397,614
Collaboration revenue	510	558	2,974	1,374
Total revenues	127,597	109,070	460,156	398,988
Expenses
Cost of product revenue	(62,301)	(41,782)	(190,520)	(147,118)
Cost of collaboration revenue	(30)	(309)	(561)	(742)
Research and development	(61,633)	(52,252)	(220,904)	(234,504)
Selling, general, and administrative	(73,039)	(82,618)	(277,605)	(298,741)
Loss from operations	(69,406)	(67,891)	(229,434)	(282,117)
Interest income	7,254	9,088	33,048	37,105
Interest expenses	(1,361)	(904)	(5,209)	(2,254)
Foreign currency gains (losses)	9,682	(23,418)	19,591	(15,137)
Other income, net	495	1,441	3,540	5,300
Loss before income tax	(53,336)	(81,684)	(178,464)	(257,103)
Income tax benefit	2,927	—	2,927	—
Net loss	(50,409)	(81,684)	(175,537)	(257,103)
Loss per share — basic and diluted	(0.05)	(0.08)	(0.16)	(0.26)
Weighted-average shares used in calculating net loss per ordinary share — basic and diluted	1,106,055,250	1,026,815,280	1,095,311,090	989,477,730

Zai Lab Limited
Consolidated Statements of Comprehensive Loss
(unaudited for the three months ended December 31, 2025 and 2024)
(in thousands of $)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net loss	(50,409)	(81,684)	(175,537)	(257,103)
Other comprehensive (loss) income, net of tax of nil:
Foreign currency translation adjustments	(9,948)	22,245	(20,818)	12,889
Comprehensive loss	(60,357)	(59,439)	(196,355)	(244,214)

Zai Lab Limited
Non-GAAP Measures
(unaudited)
($ in thousands)
Growth on a Constant Exchange Rate (CER) Basis

	Three Months Ended December 31,		Year over Year % Growth		Year Ended December 31,		Year over Year % Growth
	2025	2024	As reported	At CER*	2025	2024	As reported	At CER*
Product revenue, net	127,087	108,512	17%	16%	457,182	397,614	15%	16%
Loss from operations	(69,406)	(67,891)	2%	2%	(229,434)	(282,117)	(19)%	(19)%
* The growth rates at CER were calculated assuming the same foreign currency exchange rates were in effect for the current and prior year periods.

Reconciliation of Loss from Operations (GAAP) to Adjusted Loss from Operations (Non-GAAP)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP loss from operations	(69,406)	(67,891)	(229,434)	(282,117)
Plus: Depreciation and amortization expenses	3,916	3,032	15,010	11,856
Plus: Share-based compensation	15,902	17,238	65,598	70,651
Adjusted loss from operations	(49,588)	(47,621)	(148,826)	(199,610)